Exhibit 10.16

RAPID MICRO BIOSYSTEMS, INC.

2021 INCENTIVE AWARD PLAN

SUB-PLAN FOR UK EMPLOYEES

1.	Purpose

Pursuant to the powers granted to the Administrator in Article 10.5 of the Rapid Micro Biosystems Inc. 2021 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”), the Administrator has adopted this Sub-Plan for UK employees (the “Sub-Plan”).  The purpose of the Sub-Plan is to provide incentives that will attract, retain and motivate highly competent employees to promote the success of Rapid Micro Biosystems Inc., a company organized under the laws of the State of Delaware (the “Company”) and align employees’ interests with stockholders’ interests. Only UK employees may receive Awards under the Sub-Plan.

2.	Construction, Definitions and Eligibility
2.1	Construction
(a)

Capitalized terms used in the Sub-Plan which are not defined herein shall have the meaning given in the Plan, and where the context requires any references to the “Plan” in those definitions shall be a reference to the Sub-Plan.  The singular pronoun shall include the plural where the context so indicates.

(b)

In the event of a conflict between the terms of the Sub-Plan and the Plan with respect to Awards granted to Employees based in the United Kingdom under the Sub-Plan, the terms of the Sub-Plan will control.

2.2	Definitions

(a)Except as set out below, the provisions of Article 11 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)Section 11.12 (“Consultant”) shall not apply to this Sub-Plan.

(c)Section 11.38 (“Service Provider”) shall mean an Employee.

(d)Wherever the following terms are: (i) used in the Sub-Plan; or (ii) used in the Plan but apply to Awards made under the Sub-Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise:

(i)

“Award” means, individually, or collectively, a grant under the Sub-Plan of an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award or an Other Stock or Cash Based Award;

(ii)	“Service Provider” shall mean any person who is an Employee.

2.3	Eligibility

The Sub-Plan forms the rules of the employee share scheme applicable to Awards made under the Sub-Plan to Employees of the Company and any Subsidiaries based in the United Kingdom or in any other jurisdiction at the discretion of the Administrator.  Other Service Providers who are not Employees (such as Consultants and non-employee Directors) are not eligible to receive Awards and become Participants under this Sub-Plan.  References to the phrase “Service Provider” shall be interpreted as referring only to Employees when that phrase in the Plan is used in the context of the Sub-Plan and Awards granted to Employees under this Sub-Plan.

3.	Administration and Delegation

The provisions of Article 3 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

4.	Stock Available for Awards

(a)Except as set out below, and subject to the terms of 4(c) of this Sub-Plan, the provisions of Article 4 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)Articles 4.3 and 4.5 of the Plan will not apply to the Sub-Plan.

(c)The aggregate number of Shares which may be issued or transferred pursuant to Awards under the Sub-Plan, when taken together with the number of Shares which may be issued or transferred pursuant to Awards under the Plan or any other sub-plan shall not exceed the limits specified by Article 4 of the Plan, as amended from time to time.

5.	Stock Options and Stock Appreciation Rights

(a)Except as set out below, the provisions of Article 5 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)Unless otherwise determined appropriate by the Administrator, any Option granted under this Sub-Plan shall be a Non-Qualified Stock Option.

(c)References to the phrase “Termination of Service” shall be interpreted as referring only to the date the Participant ceases to be an Employee when that phrase in the Plan is used in the context of the Sub-Plan and Awards granted to Employees based in the United Kingdom.

6.	Restricted Stock; Restricted Stock Units

The provisions of Article 6 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.  On request by the Company, Participants tax resident in the United Kingdom will be required to make an election under Section 431 of Chapter 2 Income Tax (Earnings and Pensions) Act 2003 pursuant to which, for the relevant tax purposes, the market value of the shares acquired will be calculated as if the shares were not restricted.  Participants tax resident in other jurisdictions may be required to make equivalent elections appropriate to their jurisdictions.

7.	Other Stock or Cash Based Awards

The provisions of Article 7 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

8.	Adjustments For Changes In Common Stock And Certain Other Events

The provisions of Article 8 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

9.	General Provisions Applicable To Awards

(a)Except as set out below, the provisions of Article 9 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)Section 9.5 of the Plan shall be amended so that the term “taxes required by Applicable Laws to be withheld” and any similar phrases relating to tax obligations when used in Section 9.5 shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance contributions or other similar taxes arising in any jurisdiction (any a “Tax Liability”). The Participant will indemnify and keep indemnified the Company and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability arising in consequence of any Award.

10.	Miscellaneous

(a)The provisions of Article 10 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)The following language set out below is in addition to the terms of Article 10:

“Neither the Sub-Plan nor any Award made under the Sub-Plan shall give the Participant any rights to compensation or damages including for any loss or potential loss that the Participant may suffer by reason of being unable to exercise any Option or forfeiting any Award or Common Stock as a result of the termination of the Sub-Plan, the lapsing or termination of an Award or the Participant’s Termination of Service including where any Termination of Service is subsequently held to be wrongful or unfair.”

(c)The Company will collect and process information relating to UK Employees in accordance with the privacy notice which is available on the Company’s intranet site.